[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Exhibit 10.15

UBC File: F18-01776

AMENDED AND RESTATED COLLABORATIVE RESEARCH AGREEMENT

BETWEEN:

THE UNIVERSITY OF BRITISH COLUMBIA, a corporation

continued under the University Act of British Columbia with offices at 103 - 6190 Agronomy Road, Vancouver, British Columbia, V6T 123

("UBC")

AND:

INMED PHARMACEUTICALS INC., a corporation incorporated under the laws of Canada, with a registered office at Suite 340, 200 Granville Street, Vancouver, British Columbia, V6C 1S4

(the "Sponsor")

(collectively referred to as the "Parties")

WHEREAS:

The Parties entered into a Collaborative Research Agreement effective May 15, 2018 (the "CRA") and wish to amend and restate the CRA as UBC has been awarded a National Sciences and Engineering Research Council of Canada ("NSERC") Collaborative Research and Develop Grant for the project "Microbial metabolic engineering for cannabinoid biosynthesis (the "Grant"). The Grant will be leveraged by cash and in-kind contributions from the Sponsor as set out in this Agreement.

It is UBC's objective to generate research in a manner consistent with UBC's status as a non- profit, tax exempt educational institution;

The Parties entered into a Collaborative Research Agreement effective May 22, 2015 relating to research regarding the metabolic engineering of yeast and bacteria for synthesis of cannabinoids and cannabis-derived terpenoids undertaken by the Investigator (as defined below) and subsequently entered into a Technology Assignment Agreement (as defined below) which assigns to the Sponsor certain rights to the Technology and Improvements (both as defined below) arising from the Sponsored Research (as defined below); and

The research program contemplated by this Agreement is a continuation of the Sponsored Research, and is of mutual interest and benefit to UBC and to the Sponsor, will further the instructional and research objectives of UBC in a manner consistent with its status as a non-profit, tax-exempt, educational institution, and may derive benefits for both the Sponsor and UBC through inventions, improvements and discoveries.

THE PARTIES AGREE AS FOLLOWS:

1.0	DEFINITIONS

1.1	In this Agreement:

UBC File: F18-01776

(a)	"Confidential Information" means all information, regardless of its form:

(i)	disclosed by UBC to the Sponsor and which is clearly identified in writing as "Confidential" either at the time of disclosure or within 30 calendar days thereafter,

or

(ii)	disclosed by the Sponsor to UBC and which is clearly identified in writing as "Confidential" either at the time of disclosure or within 30 calendar days thereafter,

except that "Confidential Information" does not include information:

(iii)	possessed by the recipient (the "Recipient") prior to receipt from the disclosing Party (the "Discloser"), other than through prior confidential disclosure by the Discloser, as evidenced by the Recipient's business records;

(iv)	published or available to the general public otherwise than through a breach of this Agreement;

(v)	obtained by the Recipient from a third party with a valid right to disclose it, provided that the third party is not under a confidentiality obligation to the Discloser in respect of the same; or

(vi)	independently developed by employees, agents or consultants of the Recipient who had no knowledge of or access to the Discloser's information as evidenced by the Recipient's business records.

(b)	"Contract Period" means the period commencing on the Effective Date and ending July 10, 2021.

(c)	"Improvements" has the meaning set out in the Technology Assignment Agreement.

(d)	"Investigator" means Dr. Vikramaditya G. Yadav of the Department of Chemical & Biological Engineering at UBC.

(e)	"Project" means the research project as described in Schedule "A".

(f)	"Effective Date" means May 15, 2018.

(g)	"Sponsored Research" has the meaning as set out in the Technology Assignment Agreement.

(h)	"Technology" has the meaning as set out in the Technology Assignment Agreement.

UBC File: F18-01776

(i)	"Technology Assignment Agreement" means the agreement between the Parties effective May 31, 2017 and attached hereto as Schedule "B" and any amendments thereto executed from time to time.

(j)	"UBC Intellectual Property" means, any and all knowledge, know-how, technique(s), technology or other intellectual property which are conceived, invented, developed, improved or acquired by UBC during the Contract Period in the performance of the Project, but excludes the Technology and Improvements.

2.0	RESEARCH WORK

2.1	UBC acknowledges and agrees that the Project shall form a part of the Sponsored Research.

2.2	UBC will commence the performance of the Project after UBC's receipt of the first payment set out in Article 4.1 (the "Start Date") and will use reasonable efforts to perform the Project substantially in accordance with the terms and conditions of this Agreement. The Sponsor and UBC may at any time amend the Project by mutual written agreement.

2.3	If the Investigator becomes unable or unwilling to continue the Project, and a mutually acceptable substitute is not available, UBC and the Sponsor will each have the option to terminate the Project and this Agreement by providing the other Party with written notice of same.

3.0	REPORTS & CONFERENCES

3.1	During the Contract Period, UBC will keep the Sponsor informed, orally or in writing, as to the progress of the Project. UBC will submit a final report to the Sponsor within 60 calendar days after the conclusion of the Contract Period or early termination of this Agreement, whichever is sooner.

3.2	Any funds that may remain after the conclusion of the Contract Period and the delivery of the final report will be returned to the Sponsor unless otherwise agreed by the Parties.

3.3	During the term of this Agreement, representatives of UBC will meet with representatives of the Sponsor at times and places mutually agreed upon to discuss the progress and results, as well as ongoing plans, or changes to the Project.

4.0	COSTS, INVOICES & OTHER SUPPORT

4.1	The Parties understand and agree that, subject to Article 4.3, the total costs to the Sponsor hereunder will be $255,000 (Canadian funds). The Parties acknowledge that any budget categories that may be described in the Project are estimates only and that changes from category to category may be made at UBC's discretion. The Sponsor will pay to UBC the amounts on the following dates:

Payment Date	Amount
On the Effective Date of the CRA	$50,400 (received)

UBC File: F18-01776

Payment Date	Amount
On signature of this Amended and Restated Agreement	$57,600
May 15, 2019	$73,500
May 15, 2020	$73,500

The Sponsor may make payments by wire transfer to:

XXXXXXXXXXXXXXXXXXXX

XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX BC -  XXXXXXXXXXXXX
HKBCCATT

XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX

XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX

XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX

XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX

UBC reserves the right to suspend work on the Project or to terminate the Project and this Agreement by delivering written notice of same to the Sponsor if the Sponsor fails to pay any invoiced amount within 30 calendar days from the due date.

The Sponsor will pay interest on all amounts owing to UBC but not paid on the due date, at the rate of 12.68% per annum, calculated annually not in advance. The interest accrues on the balance of unpaid amounts from time to time outstanding, from the date on which portions of the amounts become due and owing until payment in full.

4.2	UBC will retain title to any equipment purchased with funds provided by the Sponsor under this Agreement.

4.3	Notwithstanding anything contained in this Article 4.0, in the event of early termination of this Agreement, the Sponsor will pay all costs and liabilities relating to the Project which have been incurred by UBC as of the date of receipt of notice of such termination. Such costs and liabilities will include all non-cancellable obligations including payments in lieu of reasonable notice for technicians, graduate students and other staff assigned to the Project, provided that UBC provides the Sponsor with a detailed written breakdown of such costs and liabilities, but will not, in the aggregate, exceed the total amount payable by the Sponsor set out in Article 4.1. UBC will return to the Sponsor all uncommitted funds paid to UBC by the Sponsor in accordance with UBC's financial statements.

4.4	The Parties acknowledge and agree that the Sponsor will provide in-kind contributions equivalent to $45,000 as set out in Schedule "A"

5.0	CONFIDENTIALITY

5.1	The Recipient will keep and use the Discloser's Confidential Information in confidence and will not, without the Discloser's prior written consent, disclose the Discloser's Confidential Information to any person or entity, except to the Recipient's directors, officers, employees, faculty, students and professional advisors who require the Confidential Information to assist the Recipient in performing its obligations and exercising its rights under this Agreement.

UBC File: F18-01776

5.2	A Recipient required by judicial or administrative process to disclose the Discloser's Confidential Information will promptly notify the Discloser and allow it reasonable time to oppose the process before disclosing the Confidential Information.

5.3	The Sponsor requires of UBC, and to the extent permitted by law UBC agrees, that this Agreement, and each part of it, is confidential and will not be disclosed to third parties. Notwithstanding anything contained in this Article 5.0, the Parties acknowledge and agree that either Party may identify the title of the Project, the Parties to this Agreement, the name of the Investigator, the Contract Period and the amount of funding provided by the Sponsor for the Project.

5.4	Notwithstanding any termination or expiration of this Agreement, the obligations set out in this Article 5.0 survive and continue to bind the Parties, their successors and assigns until 10 years after such termination or expiration.

6.0	PUBLICATION

6.1	UBC is not restricted from presenting at symposia, national or regional professional meetings, or from publishing in journals or other publications, results from the Project, provided that the Sponsor is provided with copies of the proposed disclosure at least 60 calendar days before the submission of the presentation or publication and does not, within 30 calendar days after delivery of the proposed disclosure, give notice to UBC indicating that it objects to the proposed disclosure.

6.2	The Sponsor may object to the proposed disclosure on the grounds that (i) it contains Confidential Information that was disclosed to UBC by the Sponsor; or (ii) that it discloses patentable subject matter concerning Technology or Improvements which needs protection. If the Sponsor makes objection on the grounds of the inclusion of the Sponsor's Confidential Information, UBC will remove such Confidential Information immediately from the proposed disclosure, after which UBC is free to present and/or publish the proposed disclosure. If the Sponsor makes an objection on the grounds of protection of patentable subject matter concerning the Technology or Improvements, UBC will delay the proposed disclosure until the Sponsor has filed one or more patent applications with one or more patent offices directed to the Technology or Improvements (the "Delay"). A provisional patent application will be considered to be a patent application in the United States of America for the purposes of this Agreement. The Delay will be no longer than six (6) months from the date UBC delivered the proposed disclosure to the Sponsor, after which UBC is free to present and/or publish the proposed disclosure.

6.3	Notwithstanding anything in this Agreement, the Parties acknowledge and agree that no delay is permitted for the defense of a student's thesis.

7.0	INTELLECTUAL PROPERTY

7.1	The Sponsor acknowledges and agrees that UBC owns all right, title and interest in and to UBC Intellectual Property.

7.2	UBC acknowledges and agrees that the Sponsor owns all right, title and interest in and to the Technology and any Improvements, subject only to the rights granted to UBC under the Technology Assignment Agreement.

UBC File: F18-01776

8.0       INTENTIONALLY DELETED.

9.0	TERM

9.1	This Agreement will be effective from the Effective Date for the full duration of the Contract Period unless terminated earlier under Article 10.0.

10.0	TERMINATION

10.1	Either Party may terminate this Agreement upon 30 calendar days prior written notice to the other.

10.2	If either Party commits any material breach or default of any terms or conditions of this Agreement and also fails to remedy such breach or default within 30 calendar days after receipt of a written notice from the other Party, the Party giving notice may terminate this Agreement by sending a notice of termination in writing to the Party in breach. This termination will be effective as of the date of the receipt of such notice. The termination may be in addition to any other remedies available at law or in equity.

10.3	This Agreement may be terminated by UBC if the Sponsor is in breach of any other agreement between the Sponsor and UBC, which breach has not been cured within the time provided for the curing of such breach under the terms of such other agreement.

10.4	No termination of this Agreement, however effectuated, will release the Parties from their rights and obligations under Articles 4.3 (non-cancelable costs), 5.0 (Confidentiality), 7.0 (Intellectual Property), 10.5 (cessation of use of Confidential Information) and 12.0 (Indemnity).

10.5	Upon the termination of this Agreement, the Recipient will cease to use the Discloser's Confidential Information in any manner whatsoever and upon the written request of the Discloser, will deliver to the Discloser all of the Discloser's Confidential Information in the Recipient's possession or control.

10.6	The Parties may extend this Agreement in writing for additional periods under mutually agreeable terms and conditions. Said extension will be effective upon signature by both Parties.

11.0	DISCLAIMER OF WARRANTY

11.1	UBC makes no representations or warranties, either express or implied, regarding data or other results arising from the Project or regarding Confidential Information UBC may disclose to the Sponsor. UBC specifically disclaims any implied warranty of non- infringement or merchantability or fitness for a particular purpose and UBC will, in no event, be liable for any loss, whether direct, consequential, incidental or special or other similar damages arising from any defect, error or failure to perform, even if UBC has been advised of the possibility of such damages. The Sponsor acknowledges that the Project is of an experimental and exploratory nature, that no particular results can be guaranteed, and that the Sponsor has been advised by UBC to undertake its own due diligence with respect to all matters arising from this Agreement.

UBC File: F18-01776

12.0	INDEMNITY

12.1	The Sponsor indemnifies, holds harmless and defends UBC, its Board of Governors, directors, officers, employees, faculty, students, invitees and agents against any and all claims (including all reasonable legal fees and disbursements) arising out of the receipt or use by the Sponsor of any UBC's Confidential Information or any data or other results arising from the Project including, without limitation, any damages or losses, consequential or otherwise, arising from or out of the Project, however they may arise.

13.0	INSURANCE

13.1	UBC has liability insurance applicable to its directors, officers, employees, faculty, students and agents while acting within the scope of their employment by UBC. UBC has no liability insurance policy that can extend protection to any other person. Therefore, subject to Article 12.1 (Indemnity), each Party hereby assumes any risks of personal injury and property damage attributable to the negligent acts or omissions of that Party and its directors, officers, employees and agents, and where applicable faculty and students.

14.0	GOVERNING LAW

14.1	This Agreement is governed by, and will be construed in accordance with, the laws of British Columbia and the laws of Canada in force in that province, without regard to its conflict of law rules. The Parties agree that by executing this Agreement, they have attorned to the exclusive jurisdiction of the Supreme Court of British Columbia.

15.0	ASSIGNMENT

15.1	Neither Party may assign this Agreement without the prior written consent of the other Party, which consent will not be unreasonably withheld.

16.0	NOTICES

16.1	All payments, reports and notices or other documents that a Party is required or may want to deliver to any other Party will be delivered:

(a)	in writing; and

(b)	either by personal delivery or by registered or certified mail (with all postage and other charges prepaid) at the address for the receiving Party as set out in Article 16.2 or as varied by any notice.

Any notice personally delivered is deemed to have been received at the time of delivery. Any notice mailed in accordance with this Article 16.1 is deemed to have been received at the end of the fifth business day after it is posted.

UBC File: F18-01776

16.2	Addresses for delivery of notices:

Sponsor		UBC

InMed Pharmaceuticals Inc.		Industry Contracts & Agreements Manager
Attn: Eric Adams		University-Industry Liaison Office
Suite 340, 200 Granville Street		#103 - 6190 Agronomy Road
Vancouver, British Columbia		The University of British Columbia
Canada V6C 1S4		Vancouver, British Columbia
Canada V6T 123
Telephone:	(604) 306-6640	Telephone:	(604) 822-8580
Email: eadams@inmedpharma.com		Fax:	(604) 822-8589

16.3	The Sponsor may direct questions of a scientific nature or regarding financial matters to UBC through the following contacts:

Scientific Matters		Financial Matters

Dr. Vikramaditya G. Yadav		Manager, Research Finance Office
Department of Chemical & Biological Engineering		The University of British Columbia 4th Floor - TEF 3
The University of British Columbia		409 - 6190 Agronomy Road
207-2360 East Mall		Vancouver, British Columbia
Vancouver, British Columbia		Canada V6T 1Z3
Canada V6T 23
Telephone:	(604) 827-2706	Telephone:	(604) 822-3275
Email: xxxxxxxxxxxxxxxxxxxxxxxxx		Fax:	(604) 822-2417

17.0     GENERAL

17.1	Nothing contained in this Agreement is to be deemed or construed to create between the Parties a partnership or joint venture. Neither Party has the authority to act on behalf of any other Party, or to commit the other Party in any manner at all or cause the other Party's name to be used in any way not specifically authorized by this Agreement. Neither Party may use the other Party's name, trademarks or insignia for any advertising or any promotional purposes, including but not limited to media releases, without the other Party's prior written consent.

17.2	Subject to the limitations in this Agreement, this Agreement operates for the benefit of and is binding on the Parties and their respective successors and permitted assigns.

17.3	No condoning, excusing or overlooking by either Party of any default, breach or non- observance by the other Party at any time or times regarding any terms of this Agreement operates as a waiver of that Party's rights under this Agreement. A waiver of any term, or right under this Agreement will be in writing signed by the Party entitled to the benefit of that term or right, and is effective only to the extent set out in the written waiver.

17.4	No exercise of a specific right or remedy by either Party precludes it from or prejudices it in exercising another right or pursuing another remedy or maintaining an action to which it may otherwise be entitled either at law or in equity.

UBC File: F18-01776

17.5	Headings in this Agreement are for reference only and do not form a part of this Agreement and are not be used in the interpretation of this Agreement.

17.6	All terms in this Agreement which require performance by the Parties after the expiry or termination of this Agreement, will remain in force despite this Agreement's expiry or termination for any reason.

17.7	Part or all of any Article that is indefinite, invalid, illegal or otherwise voidable or unenforceable, may be severed from this Agreement and the balance of this Agreement will continue in full force and effect.

17.8	At the request of UBC or the Sponsor, the non-requesting Party will obtain the execution of any agreement or instrument (including from its employees, agents, contractors, consultants or representatives) that may be required to consummate the transactions contemplated in this Agreement, including assigning any rights, waiving any rights or perfecting any rights in such Party's name.

17.9	This Agreement and the Schedules set out the entire understanding between the Parties and no changes to this Agreement are binding unless in writing and signed by the Parties to this Agreement. The Parties will be bound by the Schedules, except to the extent that they may conflict with the terms and conditions contained in this Agreement, in which case the terms and conditions of this Agreement will govern.

17.10	In this Agreement, unless the contrary intention appears, the singular includes the plural and vice versa and words importing a gender include other genders.

17.11	This Agreement may be executed in counterpart by the Parties, either through original copies or by facsimile or electronically each of which will be deemed an original and all of which will constitute the same instrument.

SIGNATURE PAGE FOLLOWS

UBC File: F18-01776

SIGNED BY THE PARTIES AS AN AGREEMENT effective as of the Effective Date.

SIGNED FOR AND ON BEHALF of

THE UNIVERSITY OF BRITISH COLUMBIA

by its duly authorized signatory:

/s/ Mario Kasapi
Name:
Title:
Date:

/s/ Brad Wheeler	Date: 2018.08.16 09:49:48 -07’00’
Name: Brad Wheeler
Title: Acting Associate Director, University-Industry Liaison Office
Date: August 16, 2018

SIGNED FOR AND ON BEHALF of

INMED PHARMACEUTICALS INC.

by its duly authorized signatory:

/s/ Eric A. Adams
Name: Eric A. Adams
Title: CEO + President
Date: 16 Aug 2018

I have read and understood the foregoing Agreement and understand my responsibilities as the Investigator. I further confirm that I will not commence the performance of the Project until UBC receives the first payment from the Sponsor.

/s/ Dr. Vikramaditya G. Yadav
Name: Dr. Vikramaditya G. Yadav
Title: Assistant Professor, Department of Chemical & Biological Engineering
Date: August 15, 2018

UBC File: F18-01776

SCHEDULE "A"

RESEARCH PROPOSAL AND BUDGET

(see attached NSERC Application)

For NSERC office use only

Form 101 - Application for a Grant

Send to NSERC with your attachments, if applicable

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

UBC File: F18-01776

SCHEDULE "B"

TECHNOLOGY ASSIGNMENT AGREEMENT

The Technology Assignment Agreement is attached hereto.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

UBC File No. 18-0114

TECHNOLOGY ASSIGNMENT AGREEMENT

THIS AGREEMENT is made as of the 31st day of May 2017 (the "Effective Date”)

BETWEEN:

THE UNIVERSITY OF BRITISH COLUMBIA, a corporation continued under the University Act of British Columbia with offices at #103-6190 Agronomy Road, Vancouver, British Columbia, V6T 1Z3

("UBC")

AND:

INMED PHARMACEUTICALS INC., a corporation incorporated under the laws of British Columbia, with a registered office at 350- 409 Granville St., Vancouver, BC, V6C 1T2

(the "Assignee")

WHEREAS:

A.        UBC has been engaged in research sponsored by the Assignee during the course of which it has invented, developed and/or acquired certain technology relating to the metabolic engineering of yeast and bacteria for synthesis of cannabinoids and cannabis-derived terpenoids, which research was undertaken by Prof. Vikramaditya Yadav (the "Investigator") in the UBC Department of Chemical & Biological Engineering whether prior to, during or after the Contract Period set out in the Collaborative Research Agreement dated May 22, 2015 (collectively, “Sponsored Research’’);

B.        It is UBC's objective to exploit its technology for the public benefit, and to generate further research in a manner consistent with its status as a non-profit, tax exempt educational institution; and

C.       UBC and the Assignee have agreed to an assignment of UBC’s right, title, and interest in the Technology and Improvements (as defined below) from UBC to the Assignee on the terms and conditions set out in this Agreement.

THE PARTIES AGREE AS FOLLOWS:

1.0       Definitions:

1.1       In this Agreement:

(a)	“Affiliate” means, with respect to any specified person, any other person that directly controls, is controlled by, or is under common control with, such specified person. For the purposes of this Article 1.1(a), “control’’ shall mean:
(i)	in the case of corporate entities, the direct or indirect ownership of at least 50% of the stock or participating shares entitled to vote in the general meeting of shareholders, and

2	File No. 18-0014

(ii)	in the case of a partnership or other legal entity, ownership of at least 50% interest in the income or at least a 50% interest in the power to direct the management or policies of such entity;
(b)	"Confidential Information" means any information relating to the Technology, the terms and conditions of this Agreement, and any and all oral, written, electronic or other communications and other information disclosed or provided by the Assignee pursuant to this Agreement, including all business records and financial information, which is non-public, confidential or proprietary in nature, whether written, oral or in electronic form, but excluding any part of the Information:
(i)	published or available to the general public otherwise than through a breach of this Agreement;
(ii)	obtained by UBC from a third party with a valid right to disclose it, provided that said third party is not known by UBC to be under a confidentiality obligation to the Assignee; or
(iii)	independently developed by employees, agents or consultants of UBC who had no knowledge of or access to the Confidential Information as evidenced by its business records.
(c)	“Field” means the metabolic engineering of yeast and bacteria for synthesis of cannabinoids and cannabis-derived terpenoids;
(d)	"Improvements" means improvements, variations, updates, modifications, and enhancements made and/or acquired at any time after the Effective Date by:
(i)	the Investigator while employed at UBC, or
(ii)	jointly, by the Investigator while employed at UBC, and the Assignee or any licensees of the Assignee,

directly relating to the Technology and within the Field;

(e)	“Improvement Patents" means patents and patent applications that claim Improvements;

(f)	"Licensing Revenue" means all revenues, receipts, monies, and the fair market value of any shares or other securities and all other consideration directly or indirectly collected or received whether by way of cash, credit or other value received by the Assignee under each agreement relating to a license, assignment, grant or transfer of the Assignee’s rights in the Technology and/or any Improvements, and/or any Products whether by way of license, assignment development agreement or otherwise. Without limiting the generality of the foregoing Licensing Revenue will include all:
(i)	milestone payments, royalties, license fees, option fees, and the fair market value of all consideration received in connection with any sublicense, assignment, grant or transfer of the Assignee’s rights in the Technology or any Improvements, and/or any Products, and

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(ii)	research or development fees in excess of the direct reimbursement for the actual costs of such research and development incurred by the Assignee under a written research plan and agreement, received by the Assignee from any licensee or assignee relating to the Assignee’s rights in the Technology, Improvements or any Products, less reimbursement of research and development costs and patent costs.

For clarity, Licensing Revenue shall not include:

(iii)	any equity investment made by a third party to purchase shares of the Assignee;
(iv)	loans to the Assignee from a licensee or assignee, except to the extent that the interest charged for same is less than fair market value (in which case such difference shall be Licensing Revenue) or to the extent that the principal of same is forgiven (in which case such forgiven amount shall be Licensing Revenue); and
(v)	any Sales Revenue;
(g)	"Patents" means collectively:
(i)	the United States patents and patent applications identified in Schedule "A",
(ii)	ail United States patents issued from the patent applications identified in Schedule “A",
(iii)	all United States counterparts, continuations, divisionals, continuing prosecution applications, and requests for continued examinations, extensions, term restorations, renewals, reissues, re-examinations, or substitutions of the patents and patent applications identified in Schedule "A",
(iv)	all Canadian and international patent applications corresponding to those described in paragraphs (i) and (iii) above,
(v)	all Canadian and foreign patent applications, including supplementary protection certificates and other administrative protections corresponding to those described in paragraphs (i) and (iii) above, and
(vi)	all Canadian, international and foreign counterpart patents resulting from any of the patent applications described in paragraphs (iv) and (v) above,

all of which will be deemed added, from time to time, to Schedule “A";

(h)	"Product(s)" means a product, the manufacture or sale of which would, but for the license granted herein, infringe a Valid Claim of one or more of the Patents and/or the Improvement Patents in the country of manufacture or sale;
(i)	"Royalty Due Dates" means the last day of March, June, September and December of each year during the Royalty Term;

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(j)	"Royalty Term” starts on the Effective Date and ends on the expiry of the last Valid

Claim under the Patents or Improvement Patents assigned under this Agreement;

(k)	"Sales Revenue" means all revenues, receipts, money, and the fair market value of any shares or other securities, or other consideration directly or indirectly collected or received whether by way of cash, credit or other value received by the Assignee (but not including monies collected from any licensee or assignee of the Assignee) from the marketing, manufacturing, sale, use or distribution of any Products, less the following deductions to the extent included in the amounts invoiced and thereafter actually allowed and taken:
(i)	credit, allowances or refunds given on account of returned goods,
(ii)	transportation charges invoiced separately and actually charged to third parties,
(iii)	direct sales taxes and customs duties applied on the sales of Products,
(iv)	agents’ commissions paid by the Licensee for the sale of Products, and
(v)	bona fide special rebates provided by the Licensee for Products purchased by third parties.

For clarity, Sales Revenue shall not include any equity investment made by a third party to purchase shares of the Assignee;

(l)	"Technology'' means the Patents and all work product arising from the Sponsored Research in the Field as described in Schedule "A”; and
(m)	“Valid Claim” means:
(i)	a claim of a pending patent application, provided that the patent application has not been pending for longer than seven (7) years after the date from which such application claims priority, and

(ii)       a claim of an issued, unexpired patent,

that has not been:

(iii)	permanently revoked or held invalid, unpatentable or unenforceable by a final decision of a court or governmental agency of competent jurisdiction, which decision is unappealable or was not appealed within the time allowed therefor, or
(iv)	admitted in writing to be invalid or unenforceable by the holder(s) by reissue, disclaimer or otherwise.

2.0       Assignment of the Technology and Improvements:

2.1       Subject to the terms and conditions of this Agreement, UBC agrees to transfer,

sell and assign on the Closing Date to the Assignee all of UBC's right, title and interest in and to the Technology.

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2.2       Subject to the terms and conditions of this Agreement, UBC agrees to transfer sell and assign to the Assignee all of UBC’s right, title, and interest in and to any Improvements.

2.3       Notwithstanding Articles 2.1 or 2.2 above, the Assignee hereby:

(a)	grants to UBC a world-wide, fully paid-up, non-exclusive license to use the Technology and any Improvements without charge in any manner whatsoever for research, scholarly publication, educational and other non-commercial use; and
(b)	acknowledges and agrees that UBC and its faculty, researchers and students, shall not be restricted from presenting at symposia, national or regional professional meetings, or from publishing in journals or other publications accounts of their research relating to the Technology or any Improvements, provided that the Assignee is provided with copies of the proposed disclosure at least 60 days before the presentation or publication date and does not, within 30 days after delivery of the proposed disclosure, give notice to UBC indicating that it objects to the proposed disclosure. The Assignee may object to the proposed disclosure on the grounds that (i) it contains Confidential Information that was disclosed to UBC by the Assignee; or (ii) that it discloses patentable subject matter which needs protection. If the Assignee makes objection on the grounds of the inclusion of the Assignee’s Confidential Information, UBC will remove such Confidential Information immediately from the proposed disclosure, after which UBC shall be free to present and/or publish the proposed disclosure. If the Assignee makes an objection on the grounds of protection of patentable subject matter. UBC will delay the proposed disclosure until Assignee has filed one or more patent applications with one or more patent offices directed to such patentable subject matter (the “Delay”). A provisional patent application will be considered to be a patent application in the United States of America for the purposes of this Agreement. The Delay will be no longer than six (6) months from the date UBC delivers the proposed disclosure to the Assignee, after which UBC shall be free to present and/or publish the proposed disclosure. Notwithstanding anything in this Agreement, the Parties acknowledge and agree that no delay shall be permitted for the defense of a student’s thesis.

The rights granted to UBC pursuant to this Article 2.3 shall be irrevocable, royalty-free and perpetual.

3.0       Payment to UBC for Assignment:

3.1       In consideration for the assignment of the Technology and any Improvements to the Assignee, the Assignee will pay to UBC, on a calendar quarterly basis, a royalty of [*]% of all Sales Revenues and a royalty of [*]% of all Licensing Revenues.

3.2       Royalties shall be payable on sales of Products in each country until the expiration of the last Valid Claim under the Patents or the Improvements Patents applicable to such Product in that country. For greater clarity it is confirmed that if a Product is covered by a Valid Claim in the country of manufacture, then the royalty rate set out in Article 3.1 is applicable to the Sales Revenues received from the sale or use of the Product in all countries to which such Product is exported regardless of whether the Product is covered by a Valid Claim in the country of use or sale.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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3.3       The calculation of sales of Products shall be adjusted for combination products and generic competition. If the Assignee obtains a license under any third party patent rights which in the Assignee’s reasonable judgement is desirable or necessary to develop or commercialize the Product, then the Assignee may deduct from the royalties payable under Article 3.1 an amount equal to 50% of the royalty payments payable to such third party on a country by country basis for the applicable calendar quarter. If a generic equivalent of a Product is launched in a country, the royalties payable in such country shall be reduced by 50%. In no situation will the calculations made under this Article 3.3 reduce the royalties payable to UBC under Article 3.1 by more than 50% in any country.

3.4       The royalty is due and payable within 30 days after each respective Royalty Due Date and is to be calculated with respect to the Sales Revenue and Licensing Revenue in the 3-month period immediately before the applicable Royalty Due Date.

3.5       All royalties paid by the Assignee to UBC under this Agreement will be in Canadian dollars without any reduction or deduction of any nature or kind at all. If the Assignee receives any Sales Revenue or Licensing Revenue in a currency other than Canadian dollars, the currency will be converted to the equivalent in Canadian dollars on the date that any amount is payable to UBC, at the rate of exchange set by the Bank of Montreal for buying Canadian dollars with such currency. The amount of Canadian dollars resulting from the conversion is to be included in Sales Revenue or Licensing Revenue.

3.6       Products are deemed to have been sold by the Assignee and included in the Sales Revenue when invoiced, delivered, shipped, or paid for, whichever is the first.

3.7       Any transaction, disposition, or other dealing involving all or part of the Technology or any Improvements or Products, between the Assignee and another person (other than the Assignee’s Affiliates) that is not made at fair market value is deemed to have been made at fair market value, and the fair market value of the transaction, disposition, or other dealing will be added to and deemed part of the Sales Revenue, and will be included in the calculation of royalties under this Agreement. Notwithstanding the foregoing, Sales Revenue shall not include and no royalties will be payable on Products used for research and development of the Products or the Technology or any Improvements for which the Assignee does not receive consideration, such as but not limited to dispositions for clinical trials, marketing, research use and compassionate use or for other similar uses.

3.8       No royalties shall be payable on Licensing Revenue paid to the Assignee by its Affiliates, but royalties shall be payable on the Licensing Revenue of the Assignee’s Affiliates from a third party.

4.0       Disclaimer of Warranty:

4.1       UBC makes no representations, conditions or warranties, either express or implied, regarding the Technology or any Improvements. Without limitation, UBC specifically disclaims any implied warranty, condition or representation that the Technology or any Improvements:

(a)       corresponds with a particular description;

(b)       is of merchantable quality;

(c)       is fit for a particular purpose; or

7	File No. 18-0014

(d)	is durable for a reasonable period of time.

4.2       UBC is not liable for any loss, whether direct, consequential, incidental or special, which the Assignee or other third parties suffer arising from any defect, error or fault of the Technology or any Improvements, or its failure to perform, even if UBC is aware of the possibility of the defect, error, fault or failure. The Assignee acknowledges that it has been advised by UBC to undertake its own due diligence regarding the Technology or any Improvements.

4.3       Nothing in this Agreement:

(a)	constitutes a warranty or representation by UBC as to title to the Technology or any Improvements, or that anything made, used, sold or otherwise disposed of with respect to, or using the Technology or any Improvements, will not infringe the patents, copyrights, trade-marks, industrial designs or other intellectual property rights of any third parties, or any patents, copyrights, trade-marks, industrial design or other intellectual property rights owned, in whole or in part, by UBC, or licensed by UBC to any third parties;
(b)	constitutes an express or implied warranty or representation by UBC that the Assignee has, or will have, the freedom to operate or practice the Technology or any Improvements, or the freedom to make, have made, use, sell or otherwise dispose of Products;
(c)	imposes an obligation on UBC to bring, prosecute or defend actions or suits against third parties for infringement of patents, copyrights, trade-marks, industrial designs or other intellectual property or contractual rights; or
(d)	confers the right to use in any advertising or publicity the name of UBC or any UBC trade-marks, service mark, logo, insignia, seal, design, symbol, or device used by UBC in relation to the Technology or any Improvements or anything made used, sold or otherwise disposed of by the Assignee with respect to the Technology or any Improvements.

5.0       Patents:

5.1       The Assignee will manage the patent portfolio of the Patents and any

Improvement Patents and may identify any patentable Improvement and the Assignee shall take reasonable steps to apply for an Improvement Patent. The Assignee shall pay all costs of applying for, registering and maintaining the Patents and Improvement Patents. UBC will on request and without payment, do such further acts and execute and deliver to the Assignee such assignments, applications and documents as the Assignee or its counsel may reasonably request or deem necessary and desirable to:

(a)	evidence, give effect to and complete the assignment of the Patents and Improvement Patents; and
(b)	obtain any Patents and Improvement Patents, copyrights or other protection in the Technology required to protect the interests of the Assignee therein.

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6.0       Indemnity and Limitation of Liability:

6.1       The Assignee indemnifies, holds harmless and defends UBC and its Board of Governors, officers, employees, faculty, students, invitees and agents against any and all claims (including all associated legal fees and disbursements actually incurred) arising out of the use, or exercise, of any rights with respect to the Technology or any Improvements by the Assignee, including without limitation agaihst any damages or losses, consequential or otherwise, arising in any manner at all from or out of the use of the Technology or any Improvements by the Assignee or its customers, licensees, sublicensees, agents, collaborators, Affiliates or their customers or end users.

6.2       The Assignee acknowledges and agrees that:

(a)	that the assignment of the Technology hereunder is on an “as is" basis, and that the Assignee has conducted its own due diligence with respect to the Technology and any Improvements;
(b)	UBC's total liability, whether under the express or implied terms of this Agreement, in tort (including negligence) or at common law, for any loss or damage suffered by the Assignee, whether direct, indirect or special, or any other similar damage that may arise or does arise from any breaches of this Agreement by UBC or its Board of Governors, officers, employees, faculty, students or agents, is limited to the amount of CDN$1,000.

7.0       Assignee’s Warrantees:

7.1       In order to induce UBC to enter into this Agreement, the Assignee hereby represents and warrants to UBC that:

(a)	the Assignee is a company duly organized, validly existing and in good standing under the laws of British Columbia;
(b)	the Assignee has all necessary corporate power, authority and capacity to acquire the Technology and any Improvements and perform its obligations pursuant to this Agreement;
(c)	the execution and delivery of this Agreement has been duly authorized by all necessary corporate action on the part of the Assignee; and
(d)	the Assignee is not a party to, bound by or subject to any license, agreement, instrument, statute, regulation, order, judgment, decree or law which would be violated, contravened or breached by or under which any default would occur as a result of the execution of and delivery by the Assignee of this Agreement or the performance by the Assignee of any of its terms.

8.0       Accounting Records, Reports & Notices:

8.1       All reports and notices or other documents that a party is required or may want to deliver to the other party will be delivered in writing either by personal delivery or by registered or certified mail at the address for the receiving party set out on page one of this Agreement or as varied by any notice. Any notice personally delivered shall be deemed to have been received at the time of delivery. Any notice mailed in accordance with this Article 8.1 shall be deemed to have been received at the end of the fifth day after it is posted.

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8.2       The Assignee will maintain at its principal place of business, or another place as may be most convenient, separate accounts and records of all Sales Revenues and all business done by the Assignee in connection with the Technology, Improvements and Products. The accounts and records will be in sufficient detail to enable proper returns to be made under this Agreement and the Assignee will cause its licensees, transferees and assignees to keep similar accounts and records.

8.3       The Assignee will complete and deliver to UBC on or before each and every Royalty Due Date a report in a form sufficient to verify accurately and completely the Sales Revenue, together with a calculation of the royalty payable under this Agreement (a "Payment Report"). Each Payment Report will include, without limitation:

(a)       a list of each Product by name and description;

(b)        sales of each Product by country of sales, including the number of units sold, price per unit, and any deductions taken from gross revenue;

(c)       the method of calculation of any currency conversion; and

(d)       the method by which the royalty amount is calculated;

and be signed by a senior officer of the Assignee to verify the accuracy and completeness of the information contained in the Payment Report.

8.4       The calculation of all payments due to UBC under this Agreement will be carried out in accordance with generally accepted Canadian accounting principles applied on a consistent basis.

8.5       The Assignee will retain the accounts and records referred to in this Article 8 for at least six (6) years from when they were made and will permit any duly authorized representative of UBC to inspect, at UBC's expense, the accounts and records during the Assignee’s normal business hours. The Assignee will provide to the representative all reasonable evidence necessary to verify the accounts and records and will allow copies to be made of the accounts, records and agreements. If an inspection of the Assignee's records by UBC shows an under-reporting or underpayment by the Assignee of any amount to UBC by more than 5% for any 12 month period, then the Assignee will reimburse UBC for the cost of the inspection as well as pay to UBC any amount tound due (including any Interest) within 30 days of notice by UBC to the Assignee.

8.6       UBC agrees that the information set forth in the Payment Reports and the accounts and records subject to inspection under Section 8.5 shall be subject to the obligations of confidentiality set out in Article 9 and shall be maintained in confidence by UBC and its representatives, shall not be used for any purpose other than verification of the Assignee’s performance hereunder, and shall not be disclosed to any other person except for purposes of enforcing this Agreement.

9.0       Confidentiality

9.1       The Assignee’s Confidential Information shall be received and used by UBC solely in furtherance of the purposes set forth in this Agreement subject to the terms and conditions set forth in this Article 9.

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9.2       UBC shall keep and use all of the Assignee’s Confidential Information in confidence and will not, without the Assignee's prior written consent, disclose any of the Assignee's Confidential Information to any person or entity, except those of UBC's officers, employees, faculty, students, consultants and professional advisors who require such Confidential Information in performing their obligations under this Agreement.

9.3       UBC shall not use, either directly or indirectly, any of the Assignee’s Confidential Information for any purpose other than as contemplated herein without the Assignee’s prior written consent.

9.4       If UBC is required by judicial or administrative process to disclose any or all of the Assignee's Confidential Information, UBC shall promptly notify the Assignee and, when available allow the Assignee reasonable time to oppose such process before disclosing any such Confidential Information.

9.5       Notwithstanding any termination or expiration of this Agreement, the obligations created in this Article 9 shall survive and be binding upon UBC and its successors and assigns.

10.0       Further Assignment:

10.1       The Assignee will not assign this Agreement, or sell, transfer or assign, or license on a royalty-free basis fora prepaid amount, the Technology and/or any Improvements or any part thereof (each, a “Transfer") to any other party (a “Third Party”) without the prior written consent of UBC, which consent will not be unreasonably withheld or delayed by UBC, and provided that UBC will grant such consent if:

(a)	the Assignee acknowledges that all rights granted in this Agreement to UBC shall survive any such Transfer until superseded by the agreement described in paragraph (b) below; and
(b)	that the Third Party shall on closing of the Transfer execute a written agreement, in a form approved by UBC, which provides that the Third Party covenants and agrees with UBC to assume and adopt as its own obligation the covenants and obligations of the Assignee under this Agreement.

Notwithstanding the foregoing, UBC agrees that the Assignee shall have the right to sell, transfer or assign, or license on a royalty-free basis for a prepaid amount, the Technology and/or any Improvements or any part thereof to an Affiliate, provided that such Affiliate shall accept an assignment and assumption of this Agreement, and assume and adopt as its own obligations the covenants and obligations of the Assignee under this Agreement.

11.0       General:

11.1       This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia.

11.2       The Assignee will pay all taxes and any related interest or penalty howsoever designated and imposed as a result of the existence or operation of this Agreement. All amounts and consideration specified as payable by the Assignee to UBC in this Agreement are exclusive of taxes. If UBC is required to collect a tax to be paid by the Assignee, the Assignee will pay such tax to UBC on demand.

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11.3       Nothing contained in this Agreement is to be deemed or construed to create between the parties a partnership or joint venture. Neither party has the authority to act on behalf of any other party, or to commit the other party in any manner at all or cause the other party's name to be used in any way not specifically authorized by this Agreement.

11.4       Subject to the limitations in this Agreement, this Agreement operates for the benefit of and is binding on the parties and their respective successors and permitted assigns.

11.5       No condoning, excusing or overlooking by any party of any default, breach or non-observance by any other party at any time or times regarding any terms of this Agreement operates as a waiver of that party's rights under this Agreement. A waiver of any term, or right under, this Agreement will be in writing signed by the party entitled to the benefit of that term or right, and is effective only to the extent set out in the written waiver.

11.6       No exercise of a specific right or remedy by any party precludes it from or prejudices it in exercising another right or pursuing another remedy or maintaining an action to which it may otherwise be entitled either at law or in equity.

11.7       All terms which require performance by the parties after the expiry or termination of this Agreement, will remain in force despite this Agreement's expiry or termination for any reason.

11.8       Part or all of any Article that is indefinite, invalid, illegal or otherwise voidable or unenforceable may be severed and the balance of this Agreement will continue in full force and effect.

11.9       This Agreement sets out the entire understanding between the parties and no changes are binding unless signed in writing by the parties to this Agreement.

11.10       Time is of the essence of this Agreement.

11.11       This Agreement may be executed in any number of counterparts (either originally or by facsimile), each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument,

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IN WITNESS WHEREOF the parties have executed this Agreement as of the Effective Date.

SCHEDULE “A"

DESCRIPTION OF THE TECHNOLOGY AND MATERIALS

The "Technology” shall include:

1.       the following patent application:

(a)	United States Provisional Patent Application No. 62344248 entitled “Metabolic Engineering of Cannabinoids” submitted June 1,2016;
and

2.       all work product arising prior to the Effective Date from the Sponsored Research created or developed by Dr. Vikramaditya G. Yadav, Dr. Protiva Roy, Dr. Sandip V. Pawar. Dr. Sarvesh Kumar, Daniel Korvin and any UBC employees working in the UBC laboratory of Dr. Vikramaditya G. Yadav, whether alone or with others, including Dr. Sazzad Hossain, whether prior to, during or after the Contract Period set out in the Collaborative Research Agreement between UBC and the Assignee dated May 22, 2015 (including intellectual property classified as UBC Intellectual Property or Joint Intellectual Property under the Collaborative Research Agreement) relating to or having application to the metabolic engineering of yeast and bacteria for synthesis of cannabinoids and cannabis-derived terpenoids, including, without limitation:

(a)	any and all discoveries, developments, enhancements, improvements, concepts, designs, strategies, formulas, processes, ideas, writings, and other works, whether or not reduced to practice and whether or not protectable under patent, copyright, trade secret or similar laws, including, without limitation, designs and strategies for recombinant DNA vectors and other nucleic acid constructs, and transformed bacteria and yeast cells; and
(b)	all information, protocols, procedures, specifications, results, data, formulae , unpatented inventions, manufacturing information, technical dossiers, drawings, regulatory records and quality system documentation, including, without limitation, experimental protocols, experimental data, process development data, manufacturing protocols, manufacturing data, process conditions, formulae for cell culture and fermentation media, isolation and purification protocols, technical analyses, technical reports, formulation records, toxicological assay results, test procedures, test results and the contents of laboratory notebooks.

AMENDMENT NO. 1

TO TECHNOLOGY ASSIGNMENT AGREEMENT

THIS AMENDMENT AGREEMENT dated for reference as of the 31st day of May, 2017 (the “Effective Date )

BETWEEN:

THE UNIVERSITY OF BRITISH COLUMBIA, a corporation continued under the University Act of British Columbia with offices at #103-6190 Agronomy Road, Vancouver, British Columbia,

V6T 1Z3

("UBC")

AND:

INMED PHARMACEUTICALS INC., a corporation incorporated under the laws of British Columbia, with a registered office at #350-409 Granville St., Vancouver, BC, V6C 1T2

(the "Assignee")

WHEREAS:

A.       UBC and the Assignee have entered into a Technology Assignment Agreement dated May 31, 2017, referenced as UBC File No. 18-0014 (the "Assignment Agreement’’); and

B.       UBC and the Assignee desire to amend the Assignment Agreement on the terms and conditions set out in this Amendment Agreement;

NOW THEREFORE the parties hereby agree as follows:

1.       Definitions

Capitalized words and expressions used in this Amendment Agreement (including the recitals to this Agreement) that are defined in the Assignment Agreement and not otherwise defined in this Amendment Agreement shall have the meanings given to them in the Assignment Agreement.

2.       Amendment to Definition of “Improvements”

The Assignment Agreement is hereby amended as of the Effective Date by deleting Section 1.1(d) and substituting therefor the following:

“(d)      "Improvements" means improvements, variations, updates, modifications, and enhancements made and/or acquired at any time after the Effective Date by:

(i)	the Investigator, Dr. Protiva Roy, Dr. Sandip V. Pawar. Dr. Sarvesh Kumar, Daniel Korvin and any UBC employees working in the UBC laboratory of the Investigator (collectively, the “Yadav Lab Researchers”) while employed at UBC, or
(ii)	jointly, by any of the Yadav Lab Researchers while employed at UBC and the Assignee or any licensees of the Assignee,

directly relating to the Technology and within the Field;”

3.       Other Terms Unchanged

Except as expressly amended hereby, all other terms and conditions of the Assignment Agreement remain unchanged and in full force and effect.

4.       General Provisions

(a)	This Amendment Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia.
(b)	Subject to the limitations in the Assignment Agreement, this Amendment Agreement operates for the benefit of and is binding on the parties and their respective successors and permitted assigns.
(c)	Part or all of any section that is indefinite, invalid, illegal or otherwise voidable or unenforceable may be severed and the balance of this Amendment Agreement will continue in full force and effect.
(d)	This Amendment Agreement sets out the entire understanding between the parties and no changes are binding unless signed in writing by the parties.
(e)	This Amendment Agreement may be executed in any number of counterparts (either originally or by facsimile), each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF the parties have executed this Amendment Agreement as of the Effective Date.